ALLIANCE ADVISORS, LLC

INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is made this 15th day of June 2011, by and between Inuvo, Inc. (NYSE AMEX: INUV), a Nevada Corporation (hereinafter referred to as the "Company" or "INUV"), and Alliance Advisors, LLC (hereinafter referred to as the "Consultant" or "AA").

EXPLANATORY STATEMENT

The Consultant has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant's knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services in the areas described above for the Company.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures and seals herein below, the parties agree as follows:

I. <u>CONSULTING SERVICES</u>

1.1 AA agrees that for a period of twelve (12) months commencing June 15, 2011, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the financial communications of a Internet marketing services company, that provides marketing and technology solutions to businesses, while also developing software and analytics technology that is accessible over the Internet for use by online advertisers and Website publishers Additionally, AA shall advice INUV about the financial marketplace, competitors, business acquisitions and other aspects of or concerning the Company's business about which AA has knowledge or expertise.

1.2 AA shall render services to the Company as an independent contractor, and not as an employee. All services rendered by AA on behalf of the Company shall be performed to the best of AA's ability in concert with the overall business plan of the Company and the goals and objectives of Corporate Management and the Board of Directors.

1.3 Our Team for INUV

Alan Sheinwald, President and Founder of Alliance Advisors, LLC

Mr. Sheinwald has been an active advisor and consultant to the constituents of public companies since 1995. Many of his clients have been NASDAQ, AMEX and NYSE firms with market capitalizations between $50 million to $500 million. Over the last five years, he has served as investor relations counsel to over 80 public companies. In addition, Mr. Sheinwald is a limited partner of the private equity firm Access America, L.P. and an active small cap investor. He has operated in executive capacity of various public and private companies in a diverse mix of industries. He has provided advisement on turn-around situations, workouts, strategic alternatives and capital formation strategies. From 1990 to1995, he was employed by Mayflower Group (A publicly traded transportation conglomerate). He left Mayflower as Vice President of Sales of their $300 million passenger transport subsidiary after helping to successful sell the company to Laidlaw, a NYSE firm. From 1987 to 1990, Mr. Sheinwald was an officer in the U.S. Army serving with the 7th U.S. Cavalry. He is a graduate of West Point and holds an MBA in finance with honors from New York University.

Thomas Walsh, Senior Vice President of Alliance Advisors, LLC

Thomas has been instrumental in building and executing both financial communication programs and investor relations plans for a wide variety of public companies for over 9 years. Thomas brings to each program the breadth of experience gained from serving a variety of companies across many industries. He has gained much exposure to financial markets in a wide variety of client situations ranging from crisis to explosive growth. During his career he has been instrumental in financing many companies both privately and publicly. Thomas provides guidance to all his clients such on matters such as improved trading volume, the right mix of buy-side and sell-side distribution, relative value appreciation and non-underwriter investment recommendations. He has extensive experience in the creation and management of investor relations and financial communications programs, including investor marketing materials, investor days, annual meetings, annual reports and conference calls. He has worked with many mid and large cap companies including Sun Microsystems (SUNW), VF Corporation (VFC), Sterling National Bank (STL), United Natural Foods (UNFI) and CIT Group (CIT). In addition, Thomas has done extensive work with the IR Alliance division of the American Stock Exchange that helped AMEX listed companies build communication programs. Thomas is a graduate of Union College with a degree in Economics

II. SCOPE OF SERVICES/PROGRAMS/ACTIVITIES

AA will develop, implement, and maintain an ongoing stock market support system for INUV with the general objective of expanding awareness in INUV among stockbrokers, analysts, micro-cap portfolio/fund managers, market makers, and the appropriate financial & trade publications.

1. PROFESSIONAL INVESTMENT COMMUNITY AWARENESS

A. Introductions to professionals at select firms, with a focus on members of the Financial Community in various geographic regions, both in the United States, Canada and Europe.

The targeted group of professionals, which would be drawn from our proprietary database of contacts will be a subset of the following:

1. Over 15,000 Equity Brokers
2. Over 800 Analysts (Buy and Sell Side - both generalists and industry specialists)
3. Over 6,500 Micro-Cap Portfolio/Hedge Fund Managers
4. Over 120 Market Makers (both retail and wholesale)
5. Financial, Trade and Industry Publications

A. Introductions to new fund managers and analysts (buy and sell side) through the utilization of both Thomson One and other on-line tools such as StreetWise, etc.

B. Introductions to High Net-Worth accredited investors who build positions in micro-cap companies and are familiar with other quality companies, which AA currently and previously represented.

C. Broker conference calls/presentations arranged by AA in select cities (and at compatible times) with top management at INUV. Cities we would schedule meetings include New York, Boston, Dallas, Denver, Ft. Lauderdale, Houston, Atlanta, Chicago, LA, Minneapolis, Miami, Orange County, CA, San Diego, San Francisco, D.C., and other select cities.

D. All interested parties will be continually updated of Client's progress via phone conversations and through our fax/e-mail list for news releases.

E. AA will screen all investment firms for upcoming financial conferences, which would be appropriate for INUV. AA will work through the proper channels with the goal of receiving invitations for management to present at those conferences, which are relevant.

2. SHAREHOLDER COMMUNICATIONS

A. Handle investor requests for timely information via the telephone and e-mail. AA will have a knowledgeable associate available during market hours to field and respond to all investor inquiries in a timely manner. This is a time intensive service that allows management to focus on executing its business plan.

B. AA will provide same day fulfillment for all investor package requests.

C. Quarterly Conference Calls to accompany the earnings release. AA will assist with scripting these calls and monitoring the continuity to ensure a smooth rollout for investors. Quarterly Interim-Reports including a "CEO Letter" are an additional option to communicate with shareholders on a consistent basis.

3. MEDIA RELATIONS

A. Our Media Department will develop a focus list of industry, trade and financial publications and contact appropriate editors, review and manage editorial calendars for relevant upcoming articles.

B. Financial Newsletter campaign. AA will work with our many financial newsletter editors and publishers for a "Buy Recommendation" for INUV. The newsletters we contact have a paid subscription base of investors who focus solely on micro cap stocks and do not solicit compensation for coverage. A "Buy Recommendation" can produce a great deal of new investor interest and lends third party support and opinion. AA has been able to achieve "Buy Recommendations" for former and current clients in: The Kon-Lin letter, The Conservative Speculator, Dick Davis Digest, George Southerland's Special Investment Situations, The Patient Inve$tor, and Equities Special Situations. Other publications we have worked with and will introduce INUV to include: The Red Chip Review, Investor's Digest, The Quiet Investor, Acker Letter, High-Growth Newsletter, Bullish Investor, Low-Priced Stocks, and the Micro-Stock Digest.

4. THE FINANCIAL PRESS

A. AA will assist senior management to draft and complete press releases on all material events as deemed by the Company. Management and corporate counsel will approve all releases before they are sent to the wire.

B. AA will disseminate news releases through an electronic mail to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in INUV.

5. Digital Social Media Services to be Rendered

A. Targeted social media marketing management and integrated corporate website content management:

1. Social Media Channel Management
2. Conversation Monitoring & Response
3. Posting Curated Content
4. Content Distribution
5. Social Media Releases

I. SOCIAL MEDIA LEAD GENERATION: Includes Landing Page design/distribution, A/B Testing, Lead Management, Email Campaign Management and Social Media traffic conversion.

II. Social Media Channel Development: SEO and keyword based Strategic messaging - Facebook, Twitter, Linked In, You Tube and over 30 other targets for outreach services in developing proprietary base of opt-in interest.

<u>Investor Advantage Newsroom Infrastructure (Alliance's Digital Social Media Partner)</u>

- Create baseline Social and Traditional Media Report;
- Based on report, establish plan of action with Investor Advantage management;
- Create Landing Page @ our Newsroom for "Inbound Marketing", and using "Search Engine Optimization"; This Landing Page will function as the central hub for all corporate news and developments, social media accounts, news feeds and market data;
- 15-20 Google Search Keywords from Client and MAP Analysis;
- Establish Social Media Press Release account at Pitch Engine/Investor Advantage Newswire;
- Establish Client Specific Email Database;
- Wikinvest Article, Chart and Bio created;
- Twitter Feed created;

- Yahoo Stock Feed established;
- Post Wall Street Research Reports;
- Post Company PowerPoint and Corporate Presentations;
- Post Client Social Media accounts;
- Investor Advantage Client Page Listing;
- Seeking Alpha Profile posted;
- Intraday stock quote and chart, including multiple news feeds such as Yahoo! and Google finance;
- Corporate/industry-related videos that are embedded directly on the page;
- Relevant social investing and financial media links for articles/report coverage on the Web;
- Relevant downloadable files, including corporate presentations, profile reports, stock research reports, etc.;
- Social media coverage for the company at sites such as Twitter, Facebook, LinkedIn, YouTube, etc, including embedded feeds for any corporate social media feeds that the company has established.

Investor Advantage Social Media Infrastructure and Integration

- Social Media Flow Chart to Client;
- Investor Advantage Email Collection Setup;
- Facebook – establish/integrate into TweetDeck;
- Twitter - establish/integrate into TweetDeck;
- Stocktwits - establish/integrate into TweetDeck;
- Corporate Linkedin Account - establish/integrate into TweetDeck;
- Youtube - establish/integrate into TweetDeck;
- Google Group Discussion Started - establish/integrate into TweetDeck;
- Account Management
  - Maintenance of all your company's social media profiles on various networks;

- Network expansion - Identify industry / thought leaders and add these targets to your company's social network;
- Content promotion;
- Post your company's content on all major social networking platforms;
- Continually increase the audience on these networks;
- Continually research additional channels for promoting your company's content;
- Social Media Monitoring;
- Compile, analyze and review the ongoing conversations that are occurring about your company on the Web;

- Revise strategy based on the information obtained.

Investor Advantage Capital Forum

- www.investor-advantage.com - our 24/7 virtual trade show

Monthly Work and Deliverables

- 4+ Blogs per month by our writing staff;
- Articles delivered to:
  - Our Distribution Network, both Social and Traditional Media;
  - Client Specific Email List;
  - Client Specific Social Media.
- 5+ hours per month Social Media Marketing/Stock Twits/Populate Social Media Pages;
- Client specific email list/database delivered to client;
- Monthly reports of Social and Traditional Media Footprint and Progress;
  - Detailed report of all Social Media Optimization activities for the month
  - Recommendations on how to adapt / modify / intensify aspects of the campaign
- Our Summary Report of work performed and distribution achieved;
- Client call with Alliance Advisors to review MAP and activity report;
- Enhance distribution of news releases and major corporate developments via NewsRoom Blog (Search Engine Optimized) and social media channels;

* Maintain opt-in email service to provide free updates to anyone who submits their information on company's landing page and provide them with free updates on news releases, articles, videos, reports, etc.

III. AGENDA (Initial 180 days)

A. Establish a time line of expected corporate events.

B. Generate a two-page *Corporate Profile,* which clearly articulates INUV current business and financial position, as well as its strategy for future growth.

C. Assist INUV in updating its investor package and investor information via the company's corporate Web site. Assist with Shareholders' letter and quarterly update.

D. Assist management in updating its PowerPoint presentation to utilize during corporate presentations.

E. Target select brokers and micro-cap fund managers, which follow growth companies that have a similar profile to INUV.

F. Expand the number of market makers, which utilize retail support.

G. Plan in house broker meetings/conference calls in select cities. Follow up with phone calls to gauge management's effectiveness in articulating the story. Give feedback and make appropriate changes to properly position the company and growth opportunity.

H. Target newsletter editors and publishers for a "Buy Recommendation". Focus on Trade, Financial and Industry Publications for appropriate stories on INUV's services, attributes and value proposition to the marketplace.

I. Target "Buy" and "Sell" side analysts for a "Buy Recommendation".

J. Maintain and update the database to ensure that all press releases are faxed and/or e-mailed to all interested professionals.

K. Manage all investor calls in a timely manner to facilitate the timely distribution of corporate information. Focus on educating professional shareholders, with the premise that an informed investor will become a longer-term investor.

L. Contact Brokerage Firms who hold conferences for the purpose of receiving an invitation for management to present.

Many of the above items will occur simultaneously. Certain items will have chronological priority over others, however for the most part agenda items will progress in unison throughout the initial 180-day period. As INUV grows and evolves, we will recommend changes to the Agenda that compliment the growth. As the company continues to execute its strategic plan by signing new installation contracts and completing strategic acquisition, which will compliment its growth, we will target an expanded universe of brokers, analysts and portfolio/fund managers. At each stage of growth, the appropriate approach to the market will be incorporated into the agenda for optimal results. A new formal Agenda will be created after the 180-day period, or earlier if necessary.

Assuming that INUV's efforts are leading ultimately to success and greater profitability, the end results of this financial communication and awareness campaign should be:

* An increase in the number of financial professionals (including brokers, institutions and analysts) and individual investors well educated and knowledgeable about INUV: including senior management, the company's services, as well as its current financial condition and growth opportunities.
* An increase in the number of articles printed in both trade and financial publications.
* An increase in the liquidity of the common stock.
* An increase in INUV's market capitalization coupled with a broader, more diverse shareholder base.

* Easier access to the capital markets, if additional capital is required.

IV. TERM

This agreement shall remain in effect for a period commencing on June 15, 2011 and terminating twelve months. At the six-month anniversary either party will have the option to terminate the agreement with 30 days' notice. In the event that AA commits any material breach or violation of the provisions of this Agreement, then, the Client has the right to terminate this agreement any time during the contractual period and/or any extension periods after the initial contractual period.

V. COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both INUV and AA in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of INUV for a period of twelve (12) months, Alliance Advisors, LLC proposes the following compensation terms:

Cash and Equity

A. Monthly consulting and services fee of $6,000 payable upon execution of this Agreement and at the 15th of each month for the term of this contract.

B. A warrant for Forty Thousand (40,000) shares of common stock shall be delivered during the first sixty days of this Agreement for the twelve (12) month term under this agreement. The warrant shall have a strike price of $2.20 per share with a cashless exercise provision and a period of exercise of five years.

C. An additional warrant for Ten Thousand (10,000) shares of common stock shall be delivered on Decemeber 15, 2011 provided AA is not in Default and this Agreement is still in force. The warrant shall have a strike price of $2.20 per share with a cashless exercise provision and a period of exercise of five years. However, if at the end of the Term, the Company decides not to renew this Agreement due to AA's performance, the warrant shall expire with no remaining rights or benefit to AA or its assigns or successors. The lack of performance shall be documented.

D. If AA terminates this Agreement prior to the Term in Section IV or if AA commits any material breach or violation of the provisions of this Agreement prior to the end of the Term, a pro-rata portion of the warrants in B and C above shall expire with no remaining rights or benefit to AA or its assigns or successors based on the duration served under the agreement prior to the termination or material breach.

Expenses: Only expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis. Applicable reimbursements would include: postage for investor packages or research reports (if our office provides fulfillment), fees for news wire services (if our office disseminates news releases), and fees for fax-broadcasting news releases. The Client shall provide AA all investor and broker due-diligence packages. Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client, only with Client authorization prior to incurring any expenses. Any expenses over $500 within a calendar month shall be subject to pre-approval by the Company.

VI. **Prior Restriction.** AA represents and covenants to the Company that AA is not subject to, or

bound by, any agreement which sets forth or contains a restrictive covenant, the existence or enforcement of which would in any way restrict or hinder AA from performing the services on behalf of the Company that AA is herein agreeing to perform.

VII. Assignment. This Agreement is personal to AA and may not be assigned in any way by AA without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of AA and upon the successors and assigns of the Company.

VIII. Confidentiality. AA acknowledges that as a consequence of its relationship with the Company, it has been and will continue to be given access to non-public information, except as required by law or court order, AA will keep confidential any nonpublic information, trade secrets or confidential proprietary information of the Company which are now known to AA or which hereinafter may become known to AA and AA shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company. For purposes of this Agreement, "trade secrets or confidential proprietary information" means information unique to the Company, which has a business purpose and is not known or generally available to the public. The parties hereto agree that irreparable damage would occur in the event that any of this provision are not performed by AA in accordance with the specific terms or are otherwise breached by AA. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of this Section and to enforce specifically the terms and provisions hereof in any court of the United States or any State having jurisdiction in addition to any other remedy to which they are entitled at law or equity.

IX. Default.

9.1 Except for a claim or controversy arising under Section 6 of this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either party hereto, be determined by arbitration in Westchester County, New York in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the parties. Each party shall pay its own costs and expenses in any such arbitration and the costs of filing for the arbitration, and the fees of the arbitrator shall be shared equally by the parties.

9.2 In the event the AA commits any material violation of the provisions of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel AA to comply with, or restrain AA from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare AA in default hereunder and to terminate this Agreement and any further payments hereunder.

9.3 Since AA must at all times rely upon the accuracy and completeness of information supplied to it by the Company's officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend AA, its officers, agents, and employees at the Company's expense, in any proceeding or suit which may arise out of and/or due to any inaccuracy or incompleteness of such material supplied by the Company to AA.

X. Severability and Reformation. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance.

XI. Notices. Any notices required by this Agreement shall (i) be made in writing by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by overnight courier delivery service for the next day delivery (ii) be deemed given when so delivered, two days after mailing, or the day following delivery to the overnight courier delivery service, and (iii) in the case of the Company, be mailed to its principle offices at 15550 Lightwave Drive, Suite 300, Clearwater, FL 33760, or in the case of AA, be mailed to be mailed to P.O. Box 425, North Salem, NY 10560 for regular mail or 56 June Road, Second Fl., North Salem, NY 10560 for overnight mail.

XII. Miscellaneous.

12.1 This Agreement may not be amended, except by a written instrument signed and delivered by the parties hereto.

12.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

12.3 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

XIII. Indemnification

AA shall indemnify the Company, its directors, officers, employees, stockholders, representatives, agents and affiliates (collectively, the "Affiliated Parties") from and against any and all claims, losses, damages, fines, fees, penalties, deficiencies, expenses, including expenses of investigations, court costs and fees and expenses of attorneys which the Company or its Affiliated Parties may sustain at any time resulting from, arising out of or relating to the material breach or violation of this Agreement by AA or its Affiliated Parties.

IN WITNESS WHEREOF, the parties have executed, under seal this Consulting Agreement as of the day and year first above written.

AGREED:

By: [signature]	By: [signature]
Alan Sheinwald, CEO	**Wallace Ruiz, CFO**
Alliance Advisors, LLC	**Inuvo, Inc.**
Date: 10-22-2011	Date: Oct. 20, 2011